CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Centaur Mutual Funds Trust and to the use of our report dated December 23, 2020 on the financial statements and financial highlights of DCM/INNOVA High Equity Income Innovation Fund (formerly, DCM/INNOVA High Dividend Income Innovation Fund) and Lebenthal Ultra Short Tax-Free Income Fund, each a series of shares of beneficial interest in Centaur Mutual Funds Trust. Such financial statements and financial highlights appear in the October 31, 2020 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

February 19, 2021